Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2019 Earnings Teleconference
July 25, 2019, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
I would like to start by reflecting on the passing of SCE President Ron Nichols on June 6 after bravely battling gastric cancer. We lost a great leader and a great friend. Thanks to all our investors and stakeholders who joined us in mourning his passing and celebrating his life.
Second quarter core earnings were $1.58 per share, which was 73 cents above the same period last year. The increase in core earnings was primarily due to the adoption of the 2018 GRC final decision in this quarter, and timing of regulatory deferrals related to wildfire insurance and wildfire mitigation costs. Therefore, year-over-year comparisons are not particularly meaningful, but Maria will discuss our financial performance in more detail during her remarks.
The final decision on our 2018 GRC authorizes a base revenue requirement of $5.1 billion for 2018 and $16.4 billion over the 2018 to 2020 period. During this period, SCE’s rate base growth has a compound average growth rate of 8.4%. This excludes wildfire mitigation spending and additional items pending regulatory approval like our Charge Ready 2 electric vehicle charging infrastructure program.
Turning to the California wildfire crisis, we remain focused on mitigating catastrophic wildfire risk and the impacts on our communities. I will address the recent legislative actions and then cover the operational practices that SCE has undertaken to reduce wildfire risk.
Please turn to page 2 of the slide deck we issued with our earnings.
We appreciate the significant leadership that Governor Newsom and the Legislature have shown, and their willingness to act with urgency to address this wildfire crisis, through the passage of Assembly Bill 1054 and companion measures. The bills build on the initial steps of Senate Bill 901 to restore California’s regulatory framework and provide the financial stability utilities require to invest in system safety, reliability and resiliency while continuing to drive towards a clean energy future. As with any major legislation where multiple stakeholders have competing interests, this wildfire bill package reflects compromises. We supported the passage of AB 1054 and the related AB 111, and believe careful implementation and potential future refinements will be critical to their success.
AB 1054 is a comprehensive wildfire bill that holds utilities accountable for mitigating wildfire risks and improves the regulatory compact by clarifying the determination of prudent wildfire operations. The bill contains several important provisions to address wildfire liability risk:
•First, it changes wildfire safety oversight by creating a Wildfire Safety Division, initially within the CPUC, that will hold utilities accountable for mitigating wildfire risks and operating safely through an annual safety certification. These responsibilities will transition to the new Office of Energy Infrastructure Safety in 2021. For the first safety certification, the CPUC’s executive director must issue it within 30 days of an IOU’s request if the IOU has an approved wildfire mitigation plan, is in good safety standing, has a safety committee of its board of directors composed of members with relevant safety experience, and has established board-of-director-level reporting to the CPUC on safety issues. Earlier today, the CPUC’s executive director informed SCE by letter that we have met these requirements and have been granted our initial safety certification for the next 12 months.
In subsequent years, the IOU must meet these requirements, and additionally have an executive incentive compensation structure to promote safety as a priority and to ensure public safety and utility financial stability. The Wildfire Safety Division must approve the IOU’s safety certification within 90 days if all the requirements are met.
•Second, the bill establishes a Wildfire Safety Advisory Board to advise the Wildfire Safety Division. The members of this Board will have relevant expertise, including experience in the safe operation, design, and engineering of electrical infrastructure.
•The third provision refines the process for IOUs to recover catastrophic wildfire costs, particularly considering factors outside the utility’s control and changing the prudency standard.

•Fourth, the bill establishes a $10.5 billion wildfire liquidity fund to pay victim claims exceeding insurance for utility-caused wildfires, funded by IOU customers through the extension of the Department of Water Resources bond charge until 2036. There is an option for the IOUs to elect to participate in a broader insurance fund, which conveys additional benefits. It is important to note that for an IOU to benefit from the revised cost recovery standard, it must opt to participate in the wildfire insurance fund.
Creation of the insurance fund requires both SCE and SDG&E to participate. With all three IOUs electing to participate, they will contribute a total of $10.5 billion, consisting of an upfront shareholder commitment of $7.5 billion and an annual contribution of $300 million, which is intended to match customers’ $10.5 billion contribution over 10 years. Once the fund is established, the revised cost recovery standard will apply, and will continue to apply even if the fund is extinguished.
•Based on the 31.5% wildfire allocation ratio for SCE, our upfront contribution translates to approximately $2.4 billion, with the subsequent annual contributions totaling another approximately $950 million. SCE notified the Commission today of its commitment to make its initial and annual contributions in order to establish the fund. SCE will make its initial contribution no later than September 10th. Maria will discuss our thoughts on the financing options in her remarks, which for now I will summarize as a balanced approach to fund the near-term $2.4 billion increment likely with 50% holding company equity contributed to SCE and 50% operating company debt.
•The fifth provision requires the large IOUs to invest $5 billion in aggregate on wildfire risk mitigation capital expenditures with no equity return, and authorizes financing of those mitigation costs. SCE’s share of these costs will be approximately $1.6 billion.
•Finally, the bill sets a cap on IOU shareholder liability, even where the IOU is found to have been imprudent, that is available only with the broader insurance fund. The cap equals 20% of T&D equity rate base, which is around $2.5 billion for SCE today.

Turning to our operations, I would now like to address the actions we are taking to combat wildfires in our service territory. For quite some time, even before the devastating fires in Ventura and Santa Barbara counties in December 2017, we have had proactive programs that target wildfire risk. As circumstances continue to change, we have continued to evolve our practices for this “new abnormal” as it’s been called.
Approximately 27% of our territory is in high fire risk areas, or HFRA; we recently revised this down from an earlier estimate of approximately 35%. SCE’s prior HFRA map was based on CalFire’s Fire Hazard Severity Map. When the CPUC developed a new fire threat map in early 2018, out of an abundance of caution we included the combination of the two maps in our HFRA footprint until we could do the thorough evaluation that we completed recently.
A foundational part of the longer-term solution to reduce the risk of our equipment starting wildfires in these areas is to harden our infrastructure. Over the course of the past 12 months, we have replaced over 200 circuit miles of overhead line with covered conductor, installed fast-acting current limiting fuses at more than 9,000 locations, and updated protective settings on over 1,600 remote automatic reclosers and circuit breakers on our distribution circuits that traverse our HFRAs.
While we are making significant headway in our system hardening efforts, it will take time to cover the remaining area. In the more immediate term, we remain focused on ensuring our grid is in the best state possible through rigorous inspections and aggressive vegetation management, and then use proactive de-energization – known as Public Safety Power Shutoff, or PSPS – only when conditions warrant it.
Through our Enhanced Overhead Inspection program, we have inspected more than 400,000 electrical structures in high fire risk areas since December, fixing the highest risk findings immediately and remediating non-threatening issues in a prioritized manner, generally within 6 to 12 months, depending on the condition and the location of the findings. In addition to ground-based inspections, we are doing aerial inspections using helicopters and drones.
Our vegetation management practices have been expanded in high fire risk areas including widening clearance distances and removing dead and dying trees. In addition, we have an in-house team of weather experts in our 24/7 Situational Awareness Center to monitor local conditions, as well as a fire scientist who has established a fuel sampling program to better understand potential fire risks in our service territory.
These risk monitoring activities also support our PSPS program, which is a preventive measure to protect public safety. Trained Incident Management Teams lead our efforts during elevated fire risk conditions, using circuit-specific wind criteria and a fire potential index, or FPI, that measures and predicts local vegetation fuel, fuel moisture content, humidity, and other factors. For circuits that are forecast to be above the wind and FPI thresholds, we pre-patrol the lines, ready to find and fix any issues. Ultimately, the decision to shut power off is made based on real-time measures of wind and FPI, and feedback from monitors in the field. Once the power is off, we wait until the wind and FPI conditions clear before patrolling the lines and restoring power when it is safe to do so. Over time, more system hardening should mean that we can lean on PSPS less frequently and only in more severe conditions.
I would now like to give you an update on key regulatory proceedings. The CPUC issued a scoping memo in July on our cost of capital filing. In light of the passage of AB 1054, we are evaluating next steps, including the potential reduction of our requested return on equity. A final decision on this proceeding is expected by the end of this year.
In May, the Commission issued final decisions on our 2019 Wildfire Mitigation Plan and de-energization guidelines. The currently approved WMP satisfies one of the requirements for the safety certification in AB 1054. As I mentioned earlier, our first approximately $1.6 billion of WMP spend will not earn an equity return.
Additionally, the CPUC issued a scoping memo in May for our proposed $582 million Grid Safety and Resiliency Program we filed in September 2018. In early July 2019, SCE and certain parties to the GSRP proceeding agreed in principle to a settlement of all contested issues, which led the CPUC to take the scheduled evidentiary hearings off calendar. SCE and the settling parties anticipate finalizing, executing, and submitting a settlement agreement to the CPUC by the end of this month. If the CPUC accepts the settlement agreement, SCE expects a formal decision approximately six months from the date of submission.
Let me conclude by saying that the safety of our customers, communities and employees continues to be our top priority and a core value of Edison. We are taking steps to reduce the risk of wildfires in our service territory through operational mitigation and are also encouraged by the regulatory and legislative policy changes to our risk profile. We will continue to make our communities safer, and manage the financial health of our utility to serve our customers and help achieve California’s public policy objectives and environmental goals.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover second quarter results for 2019 compared to the same period a year ago, plus comments on our General Rate Case, our updated capital expenditure and rate base forecasts, and other financial updates for SCE and EIX. As we have said, year-over-year comparisons are difficult given the timing of the GRC.
Please turn to page 3.
For the second quarter 2019, Edison International reported core earnings of $1.58 per share, an increase of 73 cents from the same period last year. From the table on the right-hand side, you will see that SCE had a positive 75 cents core EPS variance year-over-year. There are a few items that account for a majority of this variance. Upon receipt of the 2018 GRC final decision in May, SCE recorded the retroactive 2018 impact, which increased core earnings primarily due to the application of the 2018 GRC final decision to revenue, depreciation and income tax expenses. This GRC true-up contributed 20 cents of positive earnings. Additionally, higher 2019 revenues had a positive impact of 34 cents, including 28 cents at the CPUC and 6 cents at FERC. FERC revenues were higher primarily due to a change in estimate under the FERC formula rate mechanism.
Lower O&M costs had a positive impact of 14 cents primarily due to the timing of regulatory deferrals related to wildfire insurance and wildfire mitigation costs. During the quarter, certain wildfire mitigation costs reached the total authorized in the GRC and we began to defer incremental costs through approved memo accounts. Finally, lower depreciation and amortization had a positive 7 cents variance primarily due to the impact of disallowed historical capital expenditures and the change in depreciation rates from the adoption of the 2018 GRC final decision.
For the quarter, EIX Parent and Other had a negative 2 cents core earnings variance mainly due to higher interest expense.

Please turn to page 4.
For the first half of the year, Edison International core earnings per share increased 56 cents to $2.21 per share. This includes core earnings increases of 55 cents at SCE and 1 cent at EIX Parent and Other. I am not going to review the year-to-date financial results in detail, but SCE’s earnings analysis is largely consistent with second quarter results, except for higher O&M costs and higher net financing costs. O&M had a negative variance of 4 cents year-over-year primarily due to higher wildfire mitigation costs, partially offset by timing of regulatory deferrals and cost recovery of wildfire insurance costs. Net financing costs had a negative 9 cents variance primarily due to increased borrowings and higher interest on balancing accounts.
Please turn to page 5.
As Pedro mentioned earlier, the CPUC approved a final decision in SCE's 2018 GRC in May. The decision authorized a CPUC GRC revenue requirement of $5.12 billion for 2018 and identified changes to certain balancing accounts, including the expansion of the Tax Accounting Memo Account, or TAMA to include the impacts of all differences between forecast and recorded tax expense. Based on the 2018 GRC, SCE’s authorized revenue requirement is $5.45 billion in 2019 and $5.86 billion in 2020, representing an increase of $335 million in 2019 and $412 million in 2020.
Please turn to page 6 for SCE’s capital expenditures forecast. This forecast reflects planned CPUC jurisdictional spending as approved by the 2018 GRC. It also reflects significant other capital spending needs outside of the GRC, particularly wildfire mitigation-related capital expenditures under the Grid Safety & Resiliency Program – or GS&RP – and the Wildfire Mitigation Plan – or WMP. As an update to our prior forecast, we now estimate approximately $390 million of wildfire-related spending in 2019. Additionally, we continue to expect wildfire mitigation capital expenditures in a range of $500-$700 million for 2020.
The CPUC has approved the 2019 WMP and authorized tracking of costs related to the GS&RP and the WMP through memorandum accounts. We have also proposed a balancing account for our GS&RP spending and are anticipating a decision from the CPUC this year. Under AB 1054, SCE will not earn an equity return on the first approximately $1.6 billion of wildfire mitigation plan expenditures. We will work with the CPUC to implement this provision in light of the ongoing GS&RP and WMP proceedings.

On Page 7, we have our rate base forecast that incorporates the GRC final decision as well as increases in FERC spend since the last update. The GRC authorizes 2018 CPUC jurisdictional rate base of $22.3 billion. This corresponds to total 2018 rate base of $28.5 billion. SCE’s rate base grows at a compound annual rate of 8.4% from 2018 to 2020. I would note that this current rate base forecast does not include any of our wildfire mitigation-related capital spending or additional capital needs for programs such as Charge Ready 2.
On page 8, you will see our key financial assumptions and EIX core EPS guidance for 2019. Our revised EPS guidance range for 2019 is $4.61 to $4.81 per share with a midpoint of $4.71. This compares with guidance of $4.72 to $4.92 per share we provided after we obtained a final decision on the GRC in May. I would note that this revised guidance is related to changes to our financing plan as we project funding the $2.4 billion initial contribution to the wildfire fund and there are no updates to the overall operational results at both SCE and EIX Parent. On the left-hand side, we have shown the build-up for core EPS guidance, starting with EPS for 2019 from the simplified rate base model. SCE variances are expected to have a positive impact of 41 cents, including 32 cents related to financing and other operational items. The test year 2018 GRC true-up has a positive contribution to EPS of 20 cents. We booked this contribution in the second quarter.
For EIX Parent and Other, we expect an earnings drag of $0.30 to $0.35 cents per share which includes approximately one penny per share per month related to EIX operating expenses. We are forecasting a total of 18 cents of EPS dilution from the financing plan announced last quarter as well as the financing plan required to support the $2.4 billion contribution to the wildfire fund. I will discuss more about this in a minute. At Edison Energy, we are working towards our target of achieving a break-even run rate for earnings by the end of this year.
Let me provide an update on our 2019 financing plan. As Pedro noted earlier, we have notified the Commission of our commitment to provide the initial contribution and subsequent annual contributions to the wildfire fund. Following passage of AB 1054, the rating agencies have reported on the credit-supportive attributes of the wildfire fund and the legislation more broadly, including changes to the cost recovery and prudence standards.
On our last earnings call, I discussed the components of a 2019 EIX financing plan, which included the issuance of $1 billion of holding company debt and $1.5 billion of common equity, through an at-the-market, or ATM, equity program and the use of internal equity programs. This plan was designed to fund SCE’s requirements related to the requested increase in the authorized equity layer and additional growth investment at the utility. Based on our election to participate in the wildfire insurance fund created under AB 1054, SCE requires an additional $2.4 billion to fund the initial shareholder contribution. Funding for this contribution will be in addition to the previously announced plan and together, the combined financing need in 2019 is $4.9 billion.
Through the second quarter, EIX has issued $600 million of unsecured notes as a part of the original $1 billion debt financing need identified in Q1. We have not yet issued any equity under our ATM program, but we intend to do so opportunistically.
As we have discussed in the past, our overall approach to financing the business is to fund capital requirements in a balanced manner. Our Q1 plan to fund the requested increase in the authorized equity layer and make capital investments at SCE is consistent with this philosophy. Likewise, this is how we will approach funding for the initial shareholder contribution for the wildfire fund. We are evaluating a range of potential EIX and SCE funding options to support the incremental $2.4 billion financing need and anticipate the permanent capital raise will likely utilize 50% holding company equity contributed to SCE and 50% operating company debt.
As we have outlined, we are focused on a balanced financing approach that maintains a healthy balance sheet and promotes investment grade ratings at both SCE and EIX. We believe this is the most effective way to support operations and future capital investments. We will continue to share our financing needs as we progress other milestones beyond 2019 including the 2021 GRC, our Charge Ready 2 application, securitization activities related to AB 1054 and potential wildfire liabilities.

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